October 24, 2018

Daniel Draper
Chief Executive Officer
Invesco CurrencyShares Australian Dollar Trust
3500 Lacey Road, Suite 700
Downers Grove, Illinois 60515

       Re: Invesco CurrencyShares Australian Dollar Trust
           Registration Statement on Form S-1
           Filed October 15, 2018
           File No. 333-227853

Dear Mr. Draper :

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities